CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 (No. 333-25995) of Kinder Morgan Energy Partners, L.P. of our report dated April 24, 1997 relating to the balance sheet of Kinder Morgan G.P., Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP

Houston, Texas
June 6, 1997